UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 23, 2014

General Cable Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-12983	06-1398235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4 Tesseneer Drive, Highland Heights, Kentucky	41076-9753
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(859) 572-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2014, General Cable Corporation, a Delaware corporation (the “Company”), and certain of its U.S., Canadian and European subsidiaries amended the Company’s existing asset-based revolving credit facility by entering into Amendment No. 4 to Amended and Restated Credit Agreement (“Amendment No. 4”) by and among the Company’s principal U.S. operating subsidiary General Cable Industries, Inc., a Delaware corporation, General Cable Company Ltd., a company organized under the laws of Nova Scotia, Silec Cable SAS, a French société par actions simplifiée, Norddeutsche Seekabelwerke GmbH, a limited liability company existing under the laws of Germany, Grupo General Cable Sistemas, S.L., a public limited liability company organized under the laws of Spain, ECN Cable Group, S.L., a limited liability company organized under the laws of Spain, the Company and those certain other subsidiaries of the Company party thereto as guarantors, the several lenders and financial institutions party thereto and JPMorgan Chase Bank, N.A., as “Administrative Agent.”  For purposes of this Form 8-K, the Amended and Restated Credit Agreement, as amended, shall be referred to as the “Credit Agreement.”

The principal purposes of Amendment No. 4 are to:

  exclude the repayment of the Company’s senior floating rate notes due 2015 from prepayments and scheduled principal payments on indebtedness actually made from the definition of fixed charges;
  modify the definition of applicable rate to provide that if the Company’s total leverage consolidated ratio (as defined in the Credit Agreement) is greater than 4.75 to 1.0, the applicable rate would be increased by 0.25%; and
  provide that all terms of an accounting or financial nature used in the Credit Agreement, including all computations of amounts and ratios under the Credit Agreement, shall no longer give effect to the treatment of indebtedness in a reduced or bifurcated manner as permitted under Financial Accounting Standards Board Accounting Standards Codification 470-20.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to Amendment No. 4, which the Company intends to file with the Securities and Exchange Commission at a future date.  From time to time, in the ordinary course of their business, certain lenders or their affiliates have provided, and may in the future provide, financial advisory and investment banking services to the Company and its affiliates, for which they have received and may continue to receive customary fees and commissions.

Item 2.02	Results of Operations and Financial Condition.

On October 29, 2014, the registrant issued a press release, a copy of which is furnished as Exhibit 99 hereto and is incorporated herein by reference.

The information being furnished pursuant to Item 2.02, including Exhibit 99, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.

The Company’s Board conducted a review of the Company’s strategic alternatives and operational structure and as a result, on October 23, 2014, the Company's Board committed to a plan to exit all of the Company's manufacturing operations in Asia Pacific and Africa. The Company is unable, at this time, to make a good faith estimate of the amount of the exit or disposal costs and the completion date for the dispositions of such operations. Once the Company is able to formulate a good faith estimate of the costs, it will file an amendment to this Form 8-K disclosing such estimates.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2014, the Company and Gregory B. Kenny, the Company’s President and Chief Executive Officer, mutually agreed that Mr. Kenny will transition out of his role as President and Chief Executive Officer of the Company.  The Board has formed a search committee to identify the Company’s next Chief Executive Officer and has retained an executive search firm to assist in the process. Mr. Kenny will remain in his current position during the search and is expected to become Chairman of the Board upon the appointment of a new Chief Executive Officer.

Item 9.01	Financial Statements and Exhibits.

List below the financial statements, pro forma financial information and exhibits, if any, furnished as part of this report.

(d)   The Exhibit furnished in this report is listed in the Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL CABLE CORPORATION

Dated: October 29, 2014	/s/ Brian J. Robinson
Brian J. Robinson
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit		Method
Number	Description	of Filing
99	General Cable Corporation Press Release dated October 29, 2014	Furnished
Herewith